UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 4, 2010
EXTERRAN PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-33078	22-3935108

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16666 Northchase Drive, Houston, Texas	77060

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 836-7000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Michael J. Aaronson as an Officer
     On August 4, 2010, the board of directors (the “Board”) of Exterran GP LLC, the general partner of Exterran General Partner, L.P., the general partner of Exterran Partners, L.P., appointed Michael J. Aaronson, 35, as Vice President and Chief Financial Officer of Exterran GP LLC, to be effective August 10, 2010. Prior to joining us, Mr. Aaronson served as Managing Partner of Boulder OAK Investment Fund (a private investment company) from February 2009 to June 2010. Prior to joining Boulder OAK Investment Fund, Mr. Aaronson served in positions of increasing responsibility with the Global Energy & Power Investment Banking Group of Merrill Lynch & Co. (a financial management and advisory firm) from July 1997 to January 2009, including as Vice President beginning in 2004 and as Director beginning in 2007.
     Concurrently with Mr. Aaronson’s appointment, on August 4, 2010, David S. Miller, who is assuming new responsibilities as Vice President and Chief Financial Officer, Eastern Hemisphere with Exterran Energy Solutions, L.P. and will continue to serve as a director of Exterran GP LLC, tendered his resignation as Exterran GP LLC’s Vice President and Chief Financial Officer, to be effective August 10, 2010.
Appointment of Mr. Aaronson as a Director
     On August 4, 2010, Mr. Aaronson was also appointed as a director of Exterran GP LLC, to be effective August 10, 2010. In connection with Mr. Aaronson’s appointment as a director, the size of the Board was increased to nine directors. Mr. Aaronson has not been appointed to serve on any Board committee. As a non-independent director, Mr. Aaronson will not receive remuneration for his services on the Board. As described below, Mr. Aaronson will receive remuneration for his services as Vice President and Chief Financial Officer of Exterran GP LLC.
     Except for the Incentive Program and the change of control agreement described below, neither we nor Exterran GP LLC has any agreement with Mr. Aaronson, either written or oral, that guarantees his salary, salary increases, bonuses or benefits. There are no other arrangements or understandings between Mr. Aaronson and any other person pursuant to which he was selected as a director of Exterran GP LLC. There are no family relationships between Mr. Aaronson and any executive officer or director of Exterran GP LLC. There are no related party transactions involving Mr. Aaronson to report pursuant to Item 404(a) of Regulation S-K.
Mr. Aaronson’s Base Salary and Participation in Exterran Holdings, Inc.’s Incentive Program
     Mr. Aaronson’s annual base salary has been set at $245,000. His target 2010 bonus opportunity under the Exterran Holdings, Inc. Incentive Program for 2010 has been set at 42% of his prorated base salary for 2010. The terms of the Incentive Program are incorporated herein by reference to our Current Report on Form 8-K, filed on March 4, 2010.
Change of Control Agreement with Mr. Aaronson
     Exterran Holdings, Inc. (“Exterran Holdings”), which indirectly owns all of the interest in Exterran GP LLC and a majority interest in us, intends to enter into a change of control agreement with Mr. Aaronson, to be effective as of August 10, 2010. Under the change of control agreement, Exterran Holdings has an obligation to make payments to Mr. Aaronson upon a termination event following a change of control. A termination event under the agreement includes, among other things, termination of Mr. Aaronson’s employment by Exterran Holdings other than for Cause (as that term is defined in the agreement) or a termination by Mr. Aaronson for Good Reason (as that term is defined in the agreement).
     Under the change of control agreement, if a termination event occurs within 18 months following a change of control, Exterran Holdings has an obligation to pay to Mr. Aaronson an amount equal to (i)(A) his earned but unpaid Base Salary (as that term is defined in the agreement) through the Date of Termination (as that term is defined in the agreement) plus (B) his prorated Target Bonus (as that term is defined in the agreement) for the current year plus (C) any earned but unpaid Actual Bonus (as that term is defined in the agreement) for the prior year plus (ii) any portion of his vacation pay accrued, but not used, for the Termination Year (as that term is defined in the agreement) as of the Date of Termination plus (iii) two times the sum of his Base Salary and Target Bonus amount for the Termination Year plus (iv) two times the total of the employer matching contributions that would have been credited to his account under the Exterran Holdings 401(k) Plan and any other deferred compensation plan had he made the required amount of elective deferrals or contributions under the 401(k) Plan and any other deferred compensation plan during the 12-month period immediately preceding the month of his Date of Termination plus (v) amounts, if any, previously deferred by Mr. Aaronson or earned but not paid, if any, under any Exterran Holdings incentive and non-qualified deferred compensation plan or programs as of the Date of Termination. The agreement also provides for continuing medical coverage and full acceleration of any outstanding stock options, stock-based awards and cash-based incentive awards upon a termination event within 18 months of a change of control. Payments under the agreement are contingent on Mr. Aaronson’s entering into a waiver and release of all claims and being subject to customary non-compete and non-solicitation covenants. Mr. Aaronson is not entitled to receive a gross-up payment in respect of any federal excise tax levied upon any payment or distribution made to him under this agreement.
     The foregoing description of the change of control agreement is qualified in its entirety by reference to the full text of the form of change of control agreement, filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Change of Control Agreement

99.1	Press release of Exterran Partners, L.P. dated August 5, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTERRAN PARTNERS, L.P.

By:	Exterran General Partner, L.P., its general partner

By:	Exterran GP LLC, its general partner

(Registrant)

August 9, 2010	By:	/s/ J. Michael Anderson
J. Michael Anderson
Senior Vice President

Exhibit Index

10.1	Form of Change of Control Agreement

99.1	Press release of Exterran Partners, L.P. dated August 5, 2010